EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in NIC Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010.

We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2011 relating to the financial statements, which appears in the Annual Report of the 1999 National Information Consortium Employee Stock Purchase Plan on Form 11-K for the year ended March 31, 2011.

/s/ PricewaterhouseCoopers, LLP

Kansas City, Missouri
August 2, 2011